Exhibit 99.1

Avid Technology Announces Q1 2020 Results
Results Impacted by COVID-19 Global Pandemic and In-Line with April 7th Business Update
Subscription Revenue Growth of 50% Year-Over-Year Drove Double-Digit Growth in Recurring Revenue
Management Implemented $40 million Cost Savings Plan to Help Manage Business Through Global Pandemic

BURLINGTON, Mass., May 7, 2020 -- Avid® (NASDAQ: AVID), a leading technology provider that powers the media and entertainment industry, today announced its first quarter 2020 financial results, which were in line with the business update provided on April 7, 2020.
During the first quarter, the Company reported a record increase in cloud-enabled software subscriptions, stable maintenance revenue and growing contribution from long-term agreements with customers which resulted in the Recurring Revenue portion of the Company’s business growing 10% year-over-year and Annual Contract Value growing 11% year-over-year. In addition, the Company believes it is currently benefitting from a trend of large and medium sized media companies that are looking to Avid to support their needs for business continuity and work-from-home during the global pandemic. This trend appears to be accelerating adoption of the cloud-based solutions for media production workflows that Avid previously introduced.
Due to the rapid spread of the COVID-19 global pandemic in the second half of March, the non-Recurring Revenue portions of the Company’s business, which generally depend disproportionately on sales activity during the last few weeks of a given quarter, were down year-over-year in the first quarter. The COVID-19 global pandemic has caused the postponement or cancellation of many music festivals and major sporting events, and the suspension of many film and television productions, which negatively impacted the Company’s product sales for the first quarter. In addition, the travel restrictions put in place in many areas worldwide during March negatively impacted professional services revenue in the first quarter as the restrictions limited the Company’s ability to deliver certain professional services and to complete certain project milestones at the end of the quarter.
First Quarter 2020 Financial and Business Highlights

•	Subscription revenue was $14.0 million, up 50.4% year-over-year.

•
Record increase in cloud-enabled software subscriptions of approximately 30,000 during Q1 2020, to approximately 218,000 at March 31, 2020, an increase of 58.6% year-over-year in total paid subscriptions.

•	Subscription and Maintenance revenue was $45.8 million, up 10.8% year-over-year, and above the original guidance range provided on March 7, 2020.

•	Total revenue was $86.5 million, down (16.3%) year-over-year primarily due to a reduction in non-recurring product and professional services revenue.

•	Recurring Revenue was $62.9 million, an increase of 10.4% year-over-year.

•	Gross margin was 61.5%, up 220 basis points year-over-year. Non-GAAP Gross Margin was 61.7%, up 40 basis points year-over-year.

•	Operating expenses were $53.6 million, a decrease of (4.1%) year-over-year. Non-GAAP Operating Expenses were $51.3 million, a decrease of (3.4%) year-over-year.

•	Operating income was ($0.5) million, a decrease of (108.4%) year-over-year. Non-GAAP Operating Income was $2.0 million, a decrease of (80.0%) year-over-year.

•	Adjusted EBITDA was $4.2 million, a decrease of (66.9%) year-over-year. Adjusted EBITDA Margin was 4.8%, down (740) basis points year-over-year.

•	Net loss per common share was ($0.14), down from ($0.01) in Q1 2019. Non-GAAP Net Loss per Share was ($0.08), down from Non-GAAP Net Income per Share of $0.11 in Q1 2019.

•	Net cash (used in) operating activities was ($5.6) million in Q1 2020, a decrease of ($12.0) million compared to Net cash provided by operating activities of $6.4 million in Q1 2019.

•	Free Cash Flow was ($7.1) million, a decrease of ($11.7) million compared to $4.6 million in Q1 2019.

•	LTM Recurring Revenue was 66.3% of the Company’s revenue for the twelve months ended March 31, 2020, up 930 basis points from 57.0% for the twelve months ended March 31, 2019.

•	Annual Contract Value was $264 million at the end of Q1 2020, up 11.4% from $237 million at the end of Q1 2019.

Jeff Rosica, Avid’s CEO and President stated, “As the intensification of the COVID-19 global pandemic impacted the Company’s business in the second half of March, Avid management responded expeditiously to institute plans to manage the business through the global crisis by implementing cost-savings measures while continuing to build recurring revenue sources from subscriptions and cloud-based services, all with a continued focus on employee safety, ensuring business continuity and supporting customers.”
Mr. Rosica continued, “While the COVID-19 global pandemic has generated short-term headwinds for certain portions of the Company’s business, we believe it has also created opportunities to grow other, strategic portions of the business. Avid signed a new, significant multimillion dollar cloud services agreement, to be delivered during the first half of 2020, with a major media company to enable that customer to globally deploy cloud-based business continuity solutions to ensure productions could continue with remote workers, including those working-from-home. We have observed that customer interest in the Company’s cloud-based business continuity, shared storage and remote production solutions has increased substantially as the COVID-19 situation has progressed, and our recent agreement to extend our partnership with Microsoft solidifies our commitment to delivering cloud-based solutions for our customers.”
Ken Gayron, Executive Vice President and Chief Financial Officer of Avid, said, “Given the headwinds that we have experienced in our non-recurring revenue since the middle of March, we have taken what we believe to be appropriate measures to aggressively reduce our cost structure and to manage our cash flow through this situation.  We believe these cost savings actions will result in benefits to our cost structure and improve our cash flow profile moving forward.”

Cost Saving Actions
Avid has put in place a plan to reduce its operating expenses, non-material cost of goods sold, and capital expenditures to offset its expectations for the decline in revenues for products and professional services due to the impact of the COVID-19 global pandemic. The Company has implemented actions that are expected to reduce Non-GAAP Operating Expenses by at least $30 million year-over-year in 2020 from a combination of temporary furloughs and wage reductions for all staff, through the end of the third quarter, with senior management and the board of directors taking commensurate reductions; a hiring freeze; elimination of merit increases and 401K match; reduced marketing spending due to the cancellation of trade shows; reduction in usage of consultants, contractors and outside services, and reduction in other business activities, including travel and other discretionary spending. The cost savings actions are also expected to reduce non-material cost of goods sold by at least $10 million year-over-year in 2020, which is expected to protect gross margin at the expected lower product and professional services volumes.

Supply Chain Update
During the first quarter, the Company did not experience any material production issues related to its supply chain. In early May, the Company’s contract manufacturing partners in Mexico resumed needed production of the Company’s products. Based on current information, the Company doesn’t expect any production issues that would impact its second quarter production. The Company will continue to monitor its supply chain providers globally as the COVID-19 situation evolves.

Conference Call to Discuss First Quarter 2020 Results on May 7, 2020
Avid will host a conference call to discuss its financial results for the first quarter of 2020 on Thursday, May 7, 2020 at 5:00 p.m. ET. The call will be open to the public and can be accessed by dialing +1 323-994-2131 and referencing confirmation code 107655. You may also access the presentation slides and listen to the call on the Avid Investor Relations website. To listen via the website, go to the events tab at ir.avid.com for complete details prior to the start of the conference call. A replay of the call will also be available for a limited time on the Avid Investor Relations website shortly after the completion of the call.

Non-GAAP Financial Measures and Operational Metrics
Avid includes non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Non-GAAP Gross Margin, Non-GAAP Operating Expenses, Non-GAAP Operating Income, and Non-GAAP Net Income (Loss) per Share. The Company also includes the operational metrics of Cloud-enabled software subscriptions, Recurring Revenue, LTM Recurring Revenue % and Annual Contract Value in this release. Avid believes the non-GAAP financial measures and operational metrics provided in this release provide helpful information to investors with respect to evaluating the Company’s performance. Unless noted, all financial and operating information is reported based on actual exchange rates. Definitions of the non-GAAP financial measures and operational metrics are included in our Form 8-K filed today. Reconciliations of the non-GAAP financial measures presented in this press release to the Company's comparable GAAP financial measures for the periods presented are set forth below and are also included in the supplemental financial and operational data sheet available on our investor relations webpage at ir.avid.com, which also includes definitions of all operational metrics. Unless noted, all financial and operating information is reported based on actual exchange rates.
This earnings press release also includes forward-looking non-GAAP financial measures, including Non-GAAP Operating Expenses. Reconciliations of these forward-looking non-GAAP financial measures are not included in the earnings release due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from the estimation of the non-GAAP financial measures, together with some of the excluded information not being ascertainable or accessible at this time. As a result, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Forward-Looking Statements
Certain information provided in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Examples of forward-looking statements include statements regarding our future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical fact. You can identify forward-looking statements by their use of forward-looking words such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or other comparable terms.
Readers of this press release should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.
These risks, uncertainties, and factors include, but are not limited to: our liquidity; our ability to execute our strategic plan including our cost saving strategies, and to meet customer needs; our ability to retain and hire key personnel; our ability to produce innovative products in response to changing market demand, particularly in the media industry; our ability to successfully accomplish our product development plans; competitive factors; history of losses; fluctuations in our revenue based on, among other things, our performance and risks in particular geographies or markets; our higher indebtedness and ability to service it and meet the obligations thereunder; restrictions in our credit facilities; our move to a subscription model and related effect on our revenues and ability to predict future revenues; fluctuations in subscription and maintenance renewal rates; elongated sales cycles; fluctuations in foreign currency exchange rates; seasonal factors; adverse changes in economic conditions; variances in our revenue backlog and the realization thereof; risks related to the impact of the coronavirus (COVID-19) outbreak on our business, suppliers, consumers, customers and employees; risks related to the availability and prices of raw materials, including any negative effects caused by inflation, weather conditions, or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 outbreak; the costs, disruption, and diversion of management's attention due to the COVID-19 outbreak; the possibility of legal proceedings adverse to our Company; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission. Moreover, the business may be adversely affected by future legislative, regulatory or other changes, including tax law changes, as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. We caution readers not to place undue reliance on any forward-looking statements includes in this press release which speak only as to the date of this press release. We undertake no responsibility to update or revise any forward-looking statements, except as required by law.

About Avid
Avid delivers the most open and efficient media platform, connecting content creation with collaboration, asset protection, distribution, and consumption. Avid’s preeminent customer community uses Avid’s comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world-from prestigious and award-winning feature films to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With the most flexible deployment and pricing options, Avid’s industry-leading solutions include Media Composer®, Pro Tools®, Avid NEXIS®, MediaCentral®, iNEWS®, AirSpeed®, Sibelius®, Avid VENUE™, Avid FastServe®™, Maestro™, and PlayMaker™. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2020 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid NEXIS, Avid FastServe, AirSpeed, iNews, Maestro, MediaCentral, Media Composer, NewsCutter, PlayMaker, Pro Tools, Avid VENUE, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.
Contacts
Investor contact:                PR contact:
Whit Rappole                    Jim Sheehan
Avid                        Avid
ir@avid.com                    jim.sheehan@avid.com
(978) 275-2032                    (978) 640-3152

AVID TECHNOLOGY, INC.
Consolidated Statements of Operations
(unaudited - in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Net revenues:
Products	$34,711	$54,396
Services	51,742	48,923
Total net revenues	86,453	103,319

Cost of revenues:
Products	20,962	27,600
Services	12,340	12,487
Amortization of intangible assets	—	1,950
Total cost of revenues	33,302	42,037
Gross profit	53,151	61,282

Operating expenses:
Research and development	15,425	16,285
Marketing and selling	25,289	24,878
General and administrative	12,744	13,788
Amortization of intangible assets	—	363
Restructuring costs, net	145	558
Total operating expenses	53,603	55,872

Operating (loss) income	(452)	5,410

Interest and other expense, net	(5,283)	(5,185)
(Loss) income before income taxes	(5,735)	225
Provision for income taxes	122	438
Net loss	$(5,857)	$(213)

Net loss per common share – basic and diluted	$(0.14)	$(0.01)

Weighted-average common shares outstanding – basic and diluted	43,254	42,046

AVID TECHNOLOGY, INC.
Reconciliations of GAAP financial measures to Non-GAAP financial measures
(unaudited - in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
GAAP revenue
GAAP revenue	$86,453	$103,319

Non-GAAP Gross Profit
GAAP gross profit	$53,151	$61,282
Amortization of intangible assets	—	1,950
Stock-based compensation	200	69
Non-GAAP Gross Profit	$53,351	$63,301
Non-GAAP Gross Margin	61.7%	61.3%

Non-GAAP Operating Expenses
GAAP operating expenses	$53,603	$55,872
Less Amortization of intangible assets	(96)	(363)
Less Stock-based compensation	(1,909)	(1,669)
Less Restructuring costs, net	(145)	(558)
Less Restatement costs	—	8
Less Acquisition, integration and other costs	183	(151)
Less Efficiency program costs	(131)	(3)
Less COVID-19 related expenses	(186)	—
Non-GAAP Operating Expenses	$51,319	$53,136

Non-GAAP Operating Income
GAAP operating (loss) income	$(452)	$5,410
Amortization of intangible assets	96	2,313
Stock-based compensation	2,109	1,738
Restructuring costs, net	145	558
Restatement costs	—	(8)
Acquisition, integration and other costs	(183)	151
Efficiency program costs	131	3
COVID-19 related expenses	186	—
Non-GAAP Operating Income	$2,032	$10,165

Adjusted EBITDA
Non-GAAP Operating Income (from above)	$2,032	$10,165
Depreciation	2,142	2,428
Adjusted EBITDA	$4,174	$12,593
Adjusted EBITDA Margin	4.8%	12.2%

Non-GAAP Net (Loss) Income
Non-GAAP Operating Income (from above)	$2,032	$10,165
Less Non-GAAP Interest and other expense	(5,276)	(5,185)
Less Non-GAAP Income Tax	(132)	(476)
Non-GAAP Net (Loss) Income	$(3,376)	$4,504
Weighted-average common shares outstanding - diluted	43,254	42,585
Non-GAAP (Loss) Earnings Per Share - diluted	$(0.08)	$0.11

Free Cash Flow
GAAP net cash (used in) provided by operating activities	$(5,605)	$6,376
Capital expenditures	(1,479)	(1,767)
Free Cash Flow	$(7,084)	$4,609
Free Cash Flow conversion of Adjusted EBITDA	(169.7)%	36.6%

These non-GAAP measures reflect how Avid manages its businesses internally. Avid’s non-GAAP measures may vary from how other companies present non-GAAP measures. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP.  Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

AVID TECHNOLOGY, INC.
Consolidated Balance Sheets
(unaudited - in thousands)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$81,182	$69,085
Restricted cash	1,663	1,663
Accounts receivable, net of allowances of $1,453 and $958 at March 31, 2020 and December 31, 2019, respectively.	59,965	73,773
Inventories	32,601	29,166
Prepaid expenses	10,101	9,425
Contract assets	22,162	19,494
Other current assets	7,147	6,125
Total current assets	214,821	208,731
Property and equipment, net	18,873	19,580
Goodwill	32,643	32,643
Right of use assets	29,002	29,747
Long-term deferred tax assets, net	7,640	7,479
Other long-term assets	5,456	6,113
Total assets	$308,435	$304,293

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$34,989	$39,888
Accrued compensation and benefits	19,185	19,524
Accrued expenses and other current liabilities	33,044	36,759
Income taxes payable	1,964	1,945
Short-term debt	31,400	30,554
Deferred revenue	82,441	83,589
Total current liabilities	203,023	212,259
Long-term debt	220,426	199,034
Long-term deferred revenue	12,971	14,312
Long-term lease liabilities	28,063	28,127
Other long-term liabilities	5,414	5,646
Total liabilities	469,897	459,378

Stockholders’ deficit:
Common stock	$434	$430
Additional paid-in capital	1,028,115	1,027,824
Accumulated deficit	(1,185,266)	(1,179,409)
Accumulated other comprehensive loss	(4,745)	(3,930)
Total stockholders’ deficit	(161,462)	(155,085)
Total liabilities and stockholders’ deficit	$308,435	$304,293

AVID TECHNOLOGY, INC.
Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(5,857)	$(213)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,142	4,740
Allowance for (recovery from) doubtful accounts	497	(9)
Stock-based compensation expense	2,109	1,738
Non-cash interest expense	2,820	3,359
Unrealized foreign currency transaction losses (gains)	51	(586)
Benefit from deferred taxes	(207)	(1)
Changes in operating assets and liabilities:
Accounts receivable	13,311	6,444
Inventories	(3,435)	(1,372)
Prepaid expenses and other assets	(1,631)	(3,861)
Accounts payable	(4,858)	(810)
Accrued expenses, compensation and benefits and other liabilities	(5,323)	(2,837)
Income taxes payable	40	261
Deferred revenue and contract assets	(5,264)	(477)
Net cash (used in) provided by operating activities	(5,605)	6,376

Cash flows from investing activities:
Purchases of property and equipment	(1,479)	(1,767)
Net cash used in investing activities	(1,479)	(1,767)

Cash flows from financing activities:
Proceeds from revolving line of credit	22,000	—
Repayment of debt	(351)	(3,928)
Proceeds from the issuance of common stock under employee stock plans	—	309
Common stock repurchases for tax withholdings for net settlement of equity awards	(1,818)	(1,690)
Partial unwind capped call cash receipt	—	(22)
Net cash provided by (used in) financing activities	19,831	(5,331)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(402)	(55)
Net increase (decrease) in cash, cash equivalents and restricted cash	12,345	(777)
Cash, cash equivalents and restricted cash at beginning of period	72,575	68,094
Cash, cash equivalents and restricted cash at end of period	$84,920	$67,317
Supplemental information:
Cash and cash equivalents	$81,182	$55,326
Restricted cash	1,663	9,020
Restricted cash included in other long-term assets	2,075	2,971
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$84,920	$67,317

AVID TECHNOLOGY, INC.
Supplemental Revenue Information
(unaudited - in millions)

Backlog Disclosure for Quarter Ended March 31, 2020

	March 31,	December 31,	March 31,
	2020	2019	2019
Revenue Backlog*

Deferred Revenue	$95.4	$97.9	$101.3
Other Backlog	339.6	342.3	358.4
Total Revenue Backlog	$435.0	$440.2	$459.7

The expected timing of recognition of revenue backlog as of March 31, 2020 is as follows:

	2020	2021	2022	Thereafter	Total

Deferred Revenue	$74.2	$14.7	$4.1	$2.4	$95.4
Other Backlog	102.0	99.3	75.7	62.6	339.6
Total Revenue Backlog	$176.2	$114.0	$79.8	$65.0	$435.0

*A definition of Revenue Backlog is included in the supplemental financial and operational data sheet available on our investor relations webpage at ir.avid.com.